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    WILLOWBRIDGE STRATEGIC TRUST
    MONTHLY REPORT/
    OCTOBER 31, 1996

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         WILLOWBRIDGE STRATEGIC TRUST
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Dear Interest Holder:

Enclosed is the report for the month of October 1996 for Willowbridge Strategic Trust (the ``Fund''). The net asset value of an interest as of October 31, 1996 was $99.49, an increase of 8.13% from the September 30, 1996 $92.01 value. The 1996 year-to-date return for the Fund was a decrease of 0.51% as of October 31, 1996.

The Fund's positive October performance was primarily driven by profits in the financial, currency, soft and stock index sectors. Losses occurred in the grain, energy, meat and metal sectors.

As the month wore on the markets became choppier, reflecting in part pre-U.S. election uncertainties. Slow economic conditions in several major countries caused bond prices to rise. As a result, Japanese, British, French, German and U.S. bond positions within the financial sector were profitable. In the currency sector, the strong British pound and Canadian dollar benefited the Fund's long positions. Short positions in the Japanese yen profited from a strong U.S. dollar. In the softs sector, the Fund's long coffee positions gained from rising prices. A winning S&P 500 position made for positive performance in the stock index sector.

The grain sector experienced losses as corn, wheat and soybean by-products were affected by a market focused on a rising supply from anticipated strong harvests. In the metal sector, trading in copper, gold and silver was unprofitable.

The estimated net asset value per interest as of November 20, 1996 was $102.88. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For questions concerning your account status, contact Prudential Securities Client Services at 1-800-535-2077.

        Sincerely yours,


        James M. Kelso
        President & Director
        PRUDENTIAL SECURITIES FUTURES
        MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at month-end. The correct value is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------

For the month of October 1996
Revenues:
Realized gain on commodity
  transactions......................   $  765,336
Change in unrealized commodity
  positions.........................    1,392,889
Interest income.....................       91,045
                                       ----------
                                        2,249,270
                                       ----------
Expenses:
Commissions.........................      145,125
Management fee......................       61,438
Incentive fee.......................      214,261
                                       ----------
                                          420,824
                                       ----------
Net gain............................   $1,828,446
                                       ----------
                                       ----------


     STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the month of October 1996
                                             Per
                                 Total       Unit
                              -----------   ------
Net asset value at beginning
  of month (230,170.790
  interests)................  $21,177,254   $92.01
Contributions...............    1,293,800
Net gain....................    1,828,446
Redemptions.................      (39,796)
                              -----------
Net asset value at end
  of month (243,832.305
  interests).................  $24,259,704    99.49
                              -----------   -------
                              -----------
Change in net asset
  value per interest.....................   $ 7.48
                                            ------
                                            ------
Percentage change........................     8.13%
                                            ------
                                            ------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Willowbridge Strategic Trust is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             by: Barbara J. Brooks
                                   Treasurer